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Genta Announces Updated Results from its Phase 3 Trial of Genasense™ for Advanced Melanoma

BERKELEY HEIGHTS, NJ – June 7, 2004 – Genta Incorporated (Nasdaq: GNTA) today announced the presentation of updated results from its Phase 3 randomized trial of Genasense™ (oblimersen sodium) Injection plus dacarbazine in patients with advanced melanoma. The data were presented by Dr. Michael Millward of the Sydney (Australia) Melanoma Unit & Sydney Cancer Centre at the Annual Meeting of the American Society of Clinical Oncology in New Orleans, LA.

The study enrolled patients at 139 sites in 9 countries. Investigators randomly assigned 771 patients who had not previously received chemotherapy to receive Genasense plus dacarbazine or dacarbazine alone. The primary end-point of the study was to determine whether the addition of Genasense could achieve a statistically significant increase in overall survival based upon an “intent-to-treat” (ITT) analysis. Secondary end-points included comparisons of progression- free survival, antitumor response (complete and partial responses), and safety.

The primary end-point of survival, updated to include a minimum of 12 months of follow-up on all 771 patients, did not achieve statistical significance (P=0.17). Patients treated with Genasense plus dacarbazine showed a significant increase in progression-free survival compared with patients treated with dacarbazine alone (74 days vs. 49 days, respectively; P = 0.0003).

The proportion of patients who achieved a major anti-tumor response was increased in the group treated with Genasense (13% vs. 7%; P = 0.006). Eleven patients (2.8%) who were treated with Genasense plus dacarbazine achieved a complete response (CR), compared with 2 patients (0.5%) who were treated with dacarbazine alone (P=0.02). At last follow-up, 10 patients in CR who received Genasense plus dacarbazine were alive at durations ranging from 15 to 38 months from randomization. One patient from the dacarbazine CR group was alive at 19 months.

For patients treated with Genasense plus dacarbazine compared with dacarbazine alone, the most frequent serious adverse event (occurring in = 5% of patients) was fever (5.9% vs. 3.1%, respectively). The most frequent Grade 3 or 4 adverse events (occurring in = 5% of patients) were neutropenia (21.3% vs. 12.5% respectively), thrombocytopenia (15.6% vs. 6.4%), leukopenia (7.5% vs. 3.9%), anemia (7.0% vs. 4.7%), and nausea (7.0% vs. 2.5%).

In December 2003, Genta submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the use of Genasense in combination with dacarbazine for the treatment of patients with advanced melanoma. At a meeting of the Oncologic Drugs Advisory Committee to the Food and Drug Administration on May 3, 2004, notwithstanding the progression- free survival data and the anti-tumor response data described above, a majority of the committee members voted that the data presented did not provide substantial evidence of efficacy and safety for Genasense. The NDA was withdrawn on May 13, 2004.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy- induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current treatments for advanced melanoma. Genta and Aventis are pursuing a clinical development program with Genasense evaluating its potential to treat various forms of cancer.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated